Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q2 Results

Georgetown, Mass., August 1, 2013.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $3.0 million or $0.42 per diluted common share outstanding for its second quarter ended June 30, 2013, 8.6% higher than net income of $2.7 million or $0.39 per diluted common share outstanding for the same period in 2012.  Sales for the second quarter of 2013 were $35.8 million or 6.4% greater than 2012 second quarter sales of $33.7 million.  Net income for the six-month period ended June 30, 2013, was $5.0 million or $0.71 per diluted common share outstanding compared to net income of $5.1 million or $0.72 per diluted common share outstanding for the same period of 2012.  Sales for the six-month period ended June 30, 2013, were $69.5 million or 5.9% higher than sales of $65.6 million in the same period of 2012.

“I am pleased with our second quarter progress,” said R. Jeffrey Bailly, Chairman & CEO.  “Strong sales to the medical market, increasing demand for molded fiber applications, and a solid contribution from our recent acquisition, Packaging Alternatives Corporation, helped to offset declines in the military and automotive markets where sales for the quarter fell 30% and 8% respectively.”

“In addition, an improving book of business coupled with greater manufacturing efficiency helped generate higher gross margins,” Bailly continued.  “We are particularly pleased with the increased efficiency of our two new state-of-the-art molded fiber production lines and are already considering adding a third new line to meet the steadily growing demand.”

“Looking forward, we anticipate continued softness in Q3 in both the military and automotive markets,” Bailly added.  “However, we expect some improvement in Q4, particularly in the military space. Overall, UFP has a strong market position and cash on hand to capitalize on investment opportunities as we uncover them. We continue to search for strategic acquisitions that can increase the value we bring to customers while we work hard to grow our sales organically and improve our operating performance.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace and defense, and packaging markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, expectations regarding the Company’s new production equipment, statements about the anticipated benefits from UFP’s acquisition of Packaging Alternatives Corporation, expectations about the synergies to be achieved from such acquisition, the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its production capacity, the consolidation of certain of manufacturing and other operations and the internal reorganization of our sales and engineering groups, the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including Packaging Alternatives Corporation, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Condensed Consolidated Statements of Income

($ in thousands, except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	30-Jun-13	30-Jun-12	30-Jun-13	30-Jun-12
Net sales	$35,832	$33,673	$69,529	$65,625
Cost of sales	25,113	23,982	49,908	46,733
Gross profit	10,719	9,691	19,621	18,892
SG&A	6,075	5,392	12,021	10,910
(Gain) loss on sale of fixed assets	11	(7)	11	(12)
Operating income	4,633	4,306	7,589	7,994
Interest expense, other income & expenses	(45)	(14)	(85)	(32)
Income before income taxes	4,588	4,292	7,504	7,962
Income taxes	1,606	1,545	2,492	2,866
Net income from consolidated operations	$2,982	$2,747	$5,012	$5,096

Weighted average shares outstanding	6,798	6,694	6,783	6,641
Weighted average diluted shares outstanding	7,090	7,055	7,089	7,046
Per Share Data
Net income per share outstanding	$0.44	$0.41	$0.74	$0.77
Net income per diluted share outstanding	$0.42	$0.39	$0.71	$0.72

Condensed Consolidated Balance Sheets

($ in thousands)

	30-Jun-13	31-Dec-12
	(unaudited)
Assets:
Cash	$34,271	$33,480
Receivables, net	18,662	17,836
Inventories	10,891	9,695
Other current assets	2,321	3,483
Net property, plant, and equipment	25,085	23,318
Other assets	10,695	10,805
Total assets	$101,925	$98,617
Liabilities and equity:
Short-term debt	$1,548	$1,550
Accounts payable	3,980	4,088
Other current liabilities	5,826	7,593
Long-term debt	8,126	8,314
Other liabilities	4,018	3,811
Total liabilities	23,498	25,356
Total equity	78,427	73,261
Total liabilities and stockholders’ equity	$101,925	$98,617